Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement on Form S-4 (Reg. No. 333-222662) of McDermott International, Inc. and Comet I B.V. regarding the business combination of McDermott International, Inc. and Chicago Bridge & Iron Company N.V., and to the incorporation by reference therein of our report dated February 20, 2018, with respect to the consolidated financial statements of Chicago Bridge & Iron Company N.V., and the effectiveness of internal control over financial reporting of Chicago Bridge & Iron Company N.V., included in Chicago Bridge & Iron Company N.V.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 1, 2018